UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2015

RISE RESOURCES INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 – 510 West Hastings Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6B 1L8

(Zip Code)

Registrant’s telephone number, including area code:  (604) 687-7130

Patriot Minefinders Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 14, 2015, Patriot Minefinders Inc. (the “Company”) completed a merger with its wholly owned subsidiary, Rise Resources Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State (the “Name Change”).  The subsidiary was incorporated entirely for the purpose of effecting the Name Change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.

Item 8.01 Other Events

On January 8, 2015, the Board of Directors of the Company approved a 1 for 80 reverse split of the Company’s common stock and a corresponding decrease in its authorized capital, with an anticipated record date of January 19, 2015 (the “Reverse Split”).  Shareholder approval for the Reverse Split was not required pursuant to §78.207 of the Nevada Revised Statutes.  As a result of the Reverse Split and upon the filing of a Certificate of Change with the Nevada Secretary of State, the Company’s authorized capital will decrease from 1,680,000,000 shares to 21,000,000, and its issued and outstanding common stock will decrease from 63,400,000 shares to approximately 792,500, with each fractional share being rounded up to the nearest whole share.

In order for the Name Change and Reverse Split to be recognized on the OTC markets, the Financial Industry Regulatory Authority (“FINRA”) will need to process the corporate actions.  The Company is in the process of submitting the required documentation to FINRA, but will continue to trade under the name Patriot Minefinders Inc. and the symbol “PROF” until such time as FINRA has declared the Name Change and Reverse Split effective.  Once FINRA has processed the corporate actions, the Company plans to file a current report on Form 8-K to announce the effective date of the Name Change and Reverse Split as well as its new trading symbol, if applicable.

Item 9.01 Financial Statements and Exhibits

Number

Exhibit Description

3.3

Articles of Merger filed with the Nevada Secretary of State on January 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 15, 2015

PATRIOT MINEFINDERS INC.

/s/ Greg Johnston
Greg Johnston
CEO, Director